Exhibit 4.6

DARA BIOSCIENCES, INC. 2008

EMPLOYEE, DIRECTOR AND CONSULTANT STOCK PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

GRANTED TO	GRANT DATE	NUMBER OF RESTRICTED STOCK UNITS

Note: The number of Restricted Stock Units is based on a “divisor price” of $[XX.XX], which is the five-day average closing price of DARA BioSciences, Inc.’s Stock for the five business days immediately preceding and including [insert grant date].]

This Restricted Stock Unit Award Agreement and all Exhibits hereto (the “Agreement”) is made between DARA BioSciences, Inc., a Delaware corporation (“DARA”), and you, an employee of DARA or one of its subsidiaries.

DARA sponsors the DARA BioSciences, Inc. 2008 Employee, Director and Consultant Stock Plan (the “Plan”). A Prospectus describing the Plan has been delivered to you. The Plan itself is available upon request, and its terms and provisions are incorporated herein by reference. When used herein, the terms which are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).

The Restricted Stock Units (the “Restricted Stock Units”) covered by this Agreement are being awarded to you subject to the following terms and provisions:

1.	Subject to the terms and conditions of the Plan and this Agreement, DARA awards to you the number of Restricted Stock Units shown above. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of one (1) share of DARA Stock.

2.	By signing this Agreement, you acknowledge having read the Prospectus and agree to be bound by all the terms and conditions of the Plan and this Agreement.

3.	The Restricted Stock Units covered by this Award shall become earned by, and vested in, you in the amounts and on the dates shown on the enclosed Exhibit A. Upon vesting, Restricted Stock Units will be settled in [OPTION 1: shares] [OPTION 2: cash].

4.	You agree that you shall comply with (or provide adequate assurance as to future compliance with) all applicable securities laws and income tax laws as determined by DARA as a condition precedent to the delivery of any shares of DARA Stock pursuant to this Agreement. In addition, you agree that, upon request, you will furnish a letter agreement providing that (a) you will not distribute or resell any of said shares in violation of the Securities Act of 1933, as amended, (b) you will indemnify and hold DARA harmless against all liability for any such violation and (c) you will accept all liability for any such violation.

5.	By executing and returning a Beneficiary Designation Form, you may designate a beneficiary to receive payment in connection with the Restricted Stock Units awarded hereunder in the event of your death while in service with DARA If you do not designate a beneficiary or if your designated beneficiary does not survive you, then your beneficiary will be your estate. A Beneficiary Designation Form has been included in your Award package and may also be obtained by contacting DARA at the address in Section 7.

6.	The existence of this Award shall not affect in any way the right or power of DARA or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in DARA’s capital structure or its business, or any merger or consolidation of DARA, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Stock or the rights thereof, or the dissolution or liquidation of DARA, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.	DARA may, in its sole discretion, decide to deliver any documents related to this grant or future Awards that may be granted under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by DARA or another third party designated by DARA.

Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by recognized courier service, by electronic mail or other electronic means, or via a postal service, postage prepaid, to DARA at DARA BioSciences, Inc.; 4505 Falls of Neuse Road; Suite 125; Raleigh, NC 27609; or to such other electronic mail or postal address and directed to such person as DARA may notify you from time to time; and to you at your electronic mail or postal address as shown on the records of DARA from time to time, or at such other electronic mail or postal address as you, by notice to DARA, may designate in writing from time to time. Any such notice shall be deemed to have been given upon the earlier of receipt, one (1) business day following delivery to a recognized courier service or five (5) business days following mailing by registered or certified mail.

8.	Regardless of any action DARA or your employer takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items owed by you is and remains your responsibility and that DARA and/or your employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the grant of Restricted Stock Units, including the grant and vesting of the Restricted Stock Units, the subsequent sale of shares acquired upon the vesting of the Restricted Stock Units and the receipt of any dividends; and (b) do not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items.

In the event DARA determines that it and/or your employer must withhold any Tax-Related Items as a result of your participation in the Plan, you agree as a condition of the grant of the Restricted Stock Units to make arrangements satisfactory to DARA and/or your employer to enable it to satisfy all withholding requirements, including, but not limited to, withholding any applicable Tax-Related Items from the pay-out of the Restricted Stock Units. In addition, you authorize DARA and/or your employer to fulfill its withholding obligations by all legal means, including, but not limited to: withholding Tax-Related Items from your wages, salary or other cash compensation your employer pays to you; withholding Tax-Related Items from the cash proceeds, if any, received upon sale of any shares received upon vesting or in payment for your Restricted Stock Units; and at the time of payment, withholding shares sufficient to meet minimum withholding obligations for Tax-Related Items. Finally, you shall pay to DARA or your employer any amount of Tax-Related Items that DARA or your employer may be required to withhold as a result of your participation in the Plan or the granting of Restricted Stock Units that cannot be satisfied by the means previously described. DARA may refuse to issue and deliver [OPTION 1 (for Restricted Stock Units settled in shares): shares] [OPTION 2 (for Restricted Stock Units settled in cash): cash] upon vesting if you fail to comply with any withholding obligation.

9.	DARA is not by the Plan or this Agreement obligated to continue your employment as an employee of DARA or its subsidiaries. You acknowledge that (a) the Plan is discretionary in nature and may be suspended or terminated by DARA at any time, (b) the grant of Restricted Stock Units is a one-time benefit which does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, (c) all determinations with respect to any such future grants, including, but not limited to, the times when Restricted Stock Units shall be granted, the amount of Restricted Stock Units to be granted and when such Restricted Stock Units shall vest, will be at the sole discretion of DARA, (d) your participation in the Plan is voluntary, (e) the value of the Restricted Stock Units is an extraordinary item of compensation which is outside the scope of your employment contract, if any, and (f) the Restricted Stock Units is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, or end of severance payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

10.	You shall have no rights as a stockholder with respect to Restricted Stock Units subject to this Agreement until vesting of the Restricted Stock Units and payment of the full purchase price, if any, for shares being purchased pursuant to such award and registration of the shares in DARA’s share register in your name.

11.	The validity, construction and effect of this Agreement are governed by, and subject to, the laws of the State of Delaware and the laws of the United States, as provided in the Plan, without giving effect to the conflict of law principles thereof.

12.	Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

13.	By entering into this Agreement, you (a) authorize DARA and its subsidiaries, and any agent of DARA and its subsidiaries administering the Plan or providing Plan recordkeeping services, to disclose to DARA or any of its subsidiaries such information and data as DARA or any such subsidiary shall request in order to facilitate the award of Restricted Stock Units and the administration of the Plan; (b) waive any data privacy rights you may have with respect to such information; and (c) authorize DARA and each subsidiary to store and transmit such information in electronic form.

14.

In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. This Agreement, together with the Plan, constitutes the final understanding between you and DARA regarding the Restricted Stock Units. Any prior agreements, commitments or negotiations concerning the Restricted Stock Units are superseded. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement; provided, however, that in any event this Agreement shall be subject to and governed by the Plan. The terms and provisions of this Agreement may be modified or amended as provided in the Plan.

IN WITNESS WHEREOF, DARA has caused this Agreement to be executed by its duly authorized officer, and you have hereunto set your hand, all effective as of the Grant Date listed above.

DARA BIOSCIENCES, INC.

By:
Title:

By:	[Insert Name of Employee]

Exhibit A

DARA BIOSCIENCES, INC. 2008

EMPLOYEE, DIRECTOR AND CONSULTANT STOCK PLAN

Vesting of Restricted Stock Units

(1) Vesting Schedule. Subject to the provisions of Sections (2) and (3) below, and the terms and conditions set forth in this Agreement, the Restricted Stock Units granted hereby shall become earned and vested if you remain employed with DARA and its subsidiaries through each of the vesting dates as follows:

Vesting Date	Amount of Restricted Stock Units That Becomes Earned and Vested
Grant Date First anniversary of Grant Date	Up to [insert portion] of Award Up to an additional [insert portion] of Award
Second anniversary of Grant Date	Up to an additional [insert portion] of Award
Third anniversary of Grant Date	Up to an additional [insert portion] of Award

(2) Effect of Termination of Employment on Vesting. If your service as a employee of DARA terminates for any reason, any portion of the Restricted Stock Units that was not already earned and vested pursuant to Section (1) above as of the date of termination shall terminate and be cancelled and forfeited as of such date.

(3) Change in Control. Notwithstanding anything in Sections (1) and (2) to the contrary, in the event of a Change in Control, the Restricted Stock Units which would have vested in each vesting installment remaining under this Award shall be immediately vested in accordance with the terms of the Plan unless, prior to the consummation of the Change in Control, the Award has otherwise expired or been terminated pursuant to its terms or the terms of the Plan.

DARA BIOSCIENCES, INC. 2008

EMPLOYEE, DIRECTOR AND CONSULTANT STOCK PLAN

Beneficiary Designation Form

Please complete this form if you wish to designate a beneficiary for your Restricted Stock Units granted under the DARA BioSciences, Inc. 2008 Employee, Director and Consultant Stock Plan (the “Plan”) or if you wish to change your current beneficiary designation. Completed forms should be returned to                     .

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With respect to any of my Awards of Restricted Stock Units under the Plan that are outstanding and become payable at the time of my death, I hereby designate the following person or entity as my beneficiary to receive any payments in connection with those Awards in the event of my death.

Designation of Primary Beneficiary. I designate the following as my Primary Beneficiary(ies):

Name of Beneficiary	Birthdate	Address	Relationship
______________________________________	___________	________________________	__________
______________________________________	___________	________________________	__________
______________________________________	___________	________________________	__________

Designation of Secondary Beneficiary. I designate the following as my Secondary Beneficiary(ies):

Name of Beneficiary	Birthdate	Address	Relationship
______________________________________	___________	________________________	__________
______________________________________	___________	________________________	__________
______________________________________	___________	________________________	__________

Selection of Rule for Deceased Beneficiary. Select either Rule 1 or Rule 2 below by marking with an “X”. The rule selected shall be applied to Primary Beneficiaries and Secondary Beneficiaries separately so that no Secondary Beneficiary (or issue of a Secondary Beneficiary) shall be entitled to a share of the death benefits unless all Primary Beneficiaries fail to survive the Participant and, if Rule 2 is selected, all issue of all Primary Beneficiaries fail to survive the Participant.

☐	Rule 1. The death benefits shall be paid in equal shares to those named Beneficiaries (either Primary or Secondary, as applicable) who survive me.

☐	Rule 2. The death benefits shall be paid in equal shares to those named Beneficiaries (either Primary or Secondary, as applicable) who survive me and to the surviving issue collectively of each named Beneficiary (either Primary or Secondary, as applicable) who does not survive me but who leaves issue surviving me, with the equal share for such surviving issue of such deceased named Beneficiary to be divided among and paid to such issue on a per stirpes basis. (“Issue” means lineal descendants and includes adopted persons.)

I understand that I may change this designation at any time by executing a new form and delivering it to                     . This designation supercedes any prior beneficiary designation made by me with respect to Awards of Restricted Stock Units granted under the Plan.

Signature of Participant ____________________________________________________ Date:___________________________

Name of Participant (please print): ___________________________________________________________________________

Participant’s Person Number: _______________________________________________________________________________